EXHIBIT 99.1

CDTi Announces Fourth Quarter and Fiscal Year 2014 Financial Results

Reports Significant Commercialization Progress and Technology Advances

Holds Conference Call Today, March 17th, at 8:00 a.m. Pacific Time

Oxnard, California – March 17, 2015 – Clean Diesel Technologies, Inc. (Nasdaq: CDTI) (“CDTi” or “the Company”), a leader in advanced emission control technology, reported financial results for the fourth quarter and year ended December 31, 2014.

Chris Harris, CDTi’s President and CEO, stated: “During 2014 we began transforming CDTi from an emissions control manufacturer into an advanced materials company. We unveiled our breakthrough Spinel™ technology platform and we also launched DuraFit™ to take advantage of the emerging market in replacement filters and to drive near-term sales.  Meanwhile, our legacy diesel retrofit business declined much more than expected impacting our financial results for the fourth quarter and full year 2014.  In the third quarter we realigned resources resulting in annual cost savings of $1.2 million. Retrofit sales appear to have stabilized, albeit at a lower level, and we expect DuraFit™ sales to ramp up and begin to substantially replace retrofit sales over the course of 2015. Despite the disappointing financials, we are pleased with the progress we have made executing our commercialization strategy and advancing our technology initiatives.”

Commercialization Progress

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Began supplying catalysts for Honda’s new Acura ILX model, demonstrating CDTi’s continued technology leadership and strong relationship with its key OEM partner.

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Established a strong independent distributor network for DuraFit™, extending CDTi’s reach into additional sales channels. Expects to secure its first major fleet sale by the end of the first quarter.

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Amended agreements with Japanese partner Tanaka Holdings Co., Ltd. and its subsidiary Kikinzoku Kogyo K. K. (TKK) enabling CDTi to broadly commercialize its catalyst products in the high-growth Asia-Pacific region pursuant to a royalty arrangement.

Technology Advances

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Initiated on-vehicle testing of Spinel™ and other innovative materials on multiple light- and heavy-duty OEM engine architectures using industry and regulator recognized aging and drive cycle testing protocols at independent certified testing facilities. Updates on results expected by mid-year 2015.

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Reinforced the strength of its advanced materials platform with 20 patent applications filed in the fourth quarter and two patents awarded for Spinel™, CDTi’s breakthrough clean emissions exhaust technology. CDTi filed a total of 65 patent applications in 2014 and anticipates filing many more in 2015.

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Achieved significant progress validating and optimizing CDTi’s powder processing capability in advance of scaling up to commercial quantities in the coming months. This progress is key to achieving the powder-to-coat capability that will enable CDTi to provide its highly enabling technologies to catalyst coaters around the world.

“2015 promises to be an exciting year for CDTi.  We believe we have a strong platform on which to grow the business. Our long track record of innovation and leadership in the catalyst market provides both commercial and technology synergies with our advanced materials strategy.  Initial OEM feedback on our strategy and new business model is most encouraging. In fact, we intend to secure our first customer for our enabling catalytic powders in the second half of the year. We are eagerly anticipating the initial results of our vehicle test program, which we believe will demonstrate to global OEMs the compelling value proposition of our breakthrough technology.  Meanwhile, we expect DuraFit™ to follow the classic new product growth curve and ramp its sales throughout 2015 more so in the second half. To support these exciting initiatives, we will continue to maintain a prudent cost structure,” concluded Harris.

Financial Highlights – Fourth Quarter 2014 compared to 2013

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Total revenue was $8.7 million compared to $14.4 million.

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Catalyst division revenue was $5.5 million compared to $5.9 million due to lower intercompany catalyst sales and a reduction in service parts for out-of-production vehicles. Intercompany sales are eliminated in consolidation.

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Heavy Duty Diesel Systems division revenue was $3.5 million compared to $9.4 million due to the decrease in retrofit demand.

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Gross margin was 22.7% compared to 32.6% for the year-ago quarter, reflecting lower volumes and launch costs associated with the DuraFit™ rollout.

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Total operating expenses were $5.1 million compared to operating expenses of $5.9 million in the fourth quarter of 2013.

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Net loss was $2.7 million, or $0.20 per share. This compares to a loss of approximately $2.5 million, or $0.27 per share, in the same period last year.

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The weighted average common shares outstanding were 13.5 million in the current quarter compared to 9.3 million in the fourth quarter of 2013. The increase in the number of shares was due principally to the equity offerings completed in April 2014 and November 2014.

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Cash at December 31, 2014 was $7.2 million, compared with $3.9 million at December 31, 2013.

David Shea, CDTi’s CFO, stated: “In the fourth quarter, we took action to further strengthen our financial and operating foundation. We divested our standard exhaust parts business in October, better aligning our assets with our future vision for the company. We raised $4.4 million in gross proceeds in an offering of common stock and warrants to support our working capital needs while we execute on our advanced materials strategy. We amended all $7.5 million in loan agreements with Kanis S.A. to extend the maturity dates to October 1, 2016. In addition, one of the loans, the $3 million Convertible Note, is no longer callable by the lender. Looking ahead, we will continue to evaluate opportunities to improve our balance sheet and financial flexibility to position us for growth.”

Financial Highlights – Full Year 2014 compared to 2013

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Total revenue was $41.2 million compared to $51.8 million.

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Catalyst division revenue was $23.7 million compared to $25.8 million. Intercompany sales are eliminated in consolidation.

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Heavy Duty Diesel Systems division revenue was $19.6 million compared to $29.1 million.

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Gross margin was 30.2%, compared to 28.9%.

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Total operating expenses were $20.1 million, compared to $19.3 million.

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Net loss was $9.3 million, or $0.78 per diluted share, and included a loss of $223,000, or $0.02 per share from discontinued operations, compared to net loss of $7.1 million, or $0.86 per share, and included a loss of $255,000, or $0.03 per share, from discontinued operations, in 2013.

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Weighted average common shares outstanding were 12.0 million for the year ended December 31, 2014 compared to 8.3 million for the prior year.

2015 Outlook

“2015 will be a pivotal year as we further invest in our advanced materials strategy. While we do not expect to record revenue from this strategy in 2015, we believe it will enable us to drive profitable growth in 2016 and beyond. To enable analysts and our investors to better model the Company and track our progress, we will be providing annual guidance. In 2015, we expect revenue of between $40 million and $45 million depending on the timing of the ramp up of DuraFit™, as compared to $41.2 million in 2014. We expect a gross margin of between 25% and 28% approaching the 30% achieved in 2014, due to continued startup costs and supply chain inefficiencies. As DuraFit™ scales throughout 2015, we expect margins to improve in the back half of the year as we optimize our supply chain,” concluded Shea.

Conference Call and Webcast Information

CDTi will host a conference call and simultaneous webcast over the Internet beginning at 8:00 a.m. Pacific Time today to discuss its financial results and its business outlook. This conference call will contain forward-looking information. To participate in the conference call, dial +1 877 303 9240 and use conference code 88133346.  International participants should dial +1 760 666 3571 and use the same conference code. The conference call will be webcast live on CDTi's website at www.cdti.com under the "Investor Relations" section. To listen to the live webcast, participants should visit the site at least 15 minutes prior to the conference to download any required streaming media software. An archived recording of the conference call will be available on the CDTi website for 30 days and a full transcript for one year.

About CDTi

CDTi manufactures and distributes vehicle emissions control products that leverage its advanced materials technology. CDTi utilizes its proprietary patented Mixed Phase Catalyst (MPC®) technology and other related technologies to provide high-value sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road combustion engine systems. Reflecting its continued focus on innovation, CDTi is developing and commercializing proprietary advanced low-platinum group metal (PGM) catalysts including synergized-PGM (SPGM™), as well as zero-PGM (ZPGM™) catalysts. CDTi is headquartered in Oxnard, California and has operations in the U.K., Canada, France, Japan and Sweden. For more information, please visit www.cdti.com.

Forward-Looking Statements

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact should be considered forward-looking statements. You can identify these forward-looking statements by the use of the words “believes”, “expects”, “anticipates”, “plans”, “may”, “will”, “would”, “intends”, “estimates”, and other similar expressions, whether in the negative or affirmative. Forward-looking statements are based on a series of expectations, assumptions, estimates and projections which involve substantial uncertainty and risk. In this document, the Company includes forward looking statements regarding (a) emerging markets; (b) expected sales,  growth, results, opportunities, investments and supply chain optimization; (c) annual cost savings; (d) strategies and initiatives; (e) technology leadership; (f) OEM relationships; (g) product commercialization; (h)  expected patent application filings; (i) anticipated scale-ups and technology development; (j) maintenance of a prudent cost structure; (k) improvement of balance sheet and financial flexibility; and (l) effects of products. In general, actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including, but not limited, to (i) that the Company may not be able to (a) decrease costs, (b) increase sales, (c) obtain adequate funding, (d) retain or secure customers, (e) protect its intellectual property, (f) successfully evolve into an advanced materials supplier or, even if successful, increase profitability, (g) implement strategic priorities, (h) successfully market new products; (i)  obtain product verification or approvals or market acceptance, (j) attract or retain key personnel, or (k) realize benefits from investments; (ii) PGM and rare earth metal price fluctuations; (ii) royalty and other restrictions on sales in certain Asian countries; (iv) supply disruptions or failures; (v) regulatory, marketing and competitive factors; (vi) environmental harm or damages resulting from product faults or failures; and (vii) other risks and uncertainties discussed or referenced in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. In addition, any forward-looking statements represent the Company’s estimates only as of the date of such statements and should not be relied upon as representing the Company’s estimates as of any subsequent date. The Company specifically disclaims any obligation to update forward-looking statements. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Summary Statements of Operations (unaudited)

($ millions)

	3 Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues	$8.7	$14.4	$41.2	$51.8
Gross profit	2.0	4.7	12.5	15.0
Gross margin	22.7%	32.6%	30.2%	28.9%

Operating expenses:
Selling, general and administrative	3.2	3.4	12.4	13.4
Research and development	1.9	1.3	6.5	4.7
Severance and other charges	-	1.2	1.2	1.2
Total operating expenses	$5.1	$5.9	$20.1	$19.3

Loss from continuing operations	$(3.1)	$(1.2)	$(7.6)	$(4.3)
Other income (expense)	0.4	(0.6)	(1.4)	(2.2)
Loss from continuing operations before income tax	(2.7)	(1.8)	(9.0)	(6.5)
Income tax expense (benefit) from continuing operations	(0.1)	0.4	0.1	0.3
Net loss from continuing operations	(2.6)	(2.2)	(9.1)	(6.8)
Discontinued operations	(0.1)	(0.3)	(0.2)	(0.3)
Net loss	$(2.7)	$(2.5)	$(9.3)	$(7.1)

Basic and diluted EPS	$(0.20)	$(0.27)	$(0.78)	$(0.86)
Weighted shares outstanding (in millions)	13.5	9.3	12.0	8.3

Clean Diesel Technologies, Inc.

Segment Information

($ millions)

	3 Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenue
Heavy Duty Diesel Systems	$3.5	$9.4	$19.6	$29.1
Catalyst	5.5	5.9	23.7	25.8
Eliminations	(0.3)	(0.9)	(2.1)	(3.1)
Total	$8.7	$14.4	$41.2	$51.8

Income (loss) from continuing operations
Heavy Duty Diesel Systems	$(0.1)	$0.7	$0.2	$0.9
Catalyst	(1.4)	0.2	(0.8)	1.0
Corporate	(1.5)	(2.2)	(6.9)	(6.4)
Eliminations	(0.1)	0.1	(0.1)	0.2
Total	$(3.1)	$(1.2)	$(7.6)	$(4.3)

Clean Diesel Technologies, Inc.

Summary Balance Sheets (unaudited)

($ millions)

	As of December 31
	2014	2013
Total current assets	$18.5	$16.8
Total assets	$28.3	$28.4
Total current liabilities	$13.5	$14.7
Total long-term liabilities	$7.8	$8.3
Stockholders’ equity	$7.0	$5.4

Short-term debt	$2.8	$2.3
Long-term debt	$7.5	$7.5

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Contact Information:

Becky Herrick or Cathy Mattison

LHA (IR Agency)

+1 415 433 3777

bherrick@lhai.com

cmattison@lhai.com